Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Form 10-K of our report dated June 14, 2019 of UPAY, Inc., relating to the audit of the financial statements for the period ending February 28, 2019 and 2018.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas
June 14, 2019